Exhibit 21.2

Subsidiaries of Open Text Corporation as of July 15, 2008

Corporation Name	Jurisdiction
Hummingbird Australia Pty Limited	Australia
Open Text Pty Ltd.	Australia
Red Dot Solutions Pty Ltd.	Australia
Open Text Solutions Software GmbH	Austria
Lava Systems (Barbados) Inc.	Barbados
Molton Systems SRL	Barbados
2120808 Ontario Inc	Canada
2016090 Ontario Inc.	Canada
2016091 Ontario Inc.	Canada
Hummingbird Canada Ltd	Canada
Open Text A/S (formerly IXOS Software Nordic A/S)	Denmark
HCL France SAS	France
Hummingbird France SAS	France
Open Text SARL	France
Gauss Interprise AG	Germany
Hummingbird Business Intelligence GmbH	Germany
Hummingbird Communications GmbH	Germany
Hummingbird Holdings GmbH	Germany
IXOS Software AG	Germany
Open Text eGovernment Deutschland GmbH	Germany
Open Text GmbH	Germany
Red Dot Solutions AG	Germany
Gauss Holding EMBH	Germany
Centrinity Ltd.	Ireland
Open Text S.R.L. (formerly Hummingbird SPA)	Italy
Hummingbird Japan KK	Japan
Open Text KK	Japan
PC Docs Japan KK	Japan
Hummingbird Korea Pty Inc	Korea
Open Text Mexico, S. de R.L. de C.V.	Mexico
Hummingbird Communications BV	Netherlands
Open Text International BV	Netherlands
Red Dot Solutions Sp. z.o.o	Poland
Hummingbird Asia Pte. Ltd	Singapore
Open Text (Asia) Pte Ltd.	Singapore
Hummingbird Spain, S.L	Spain
IXOS Technology SL	Spain
Corechange Svenska AB	Sweden
Open Text AB (formerly Mediaflow AB)	Sweden
Hummingbird SA	Switzerland
IXOS Software International AG	Switzerland
Open Text AG	Switzerland
Artesia Technologies UK Limited	UK
Corechange UK Ltd.	UK
Fulcrum Technologies Limited	UK
Hummingbird Legal Solutions Limited	UK
Hummingbird UK Limited	UK
IXOS Software Limited	UK
Leonard’s Logic Limited	UK

Corporation Name	Jurisdiction
Open Text UK Ltd.	UK
PC Docs Group Europe Ltd	UK
People Doc Limited	UK
Red Dot Solutions (UK) Ltd	UK
Valid Information Systems Limited	UK
Momentum Systems, Inc	USA
Open Text Eloquent Inc.	USA
Open Text Inc.	USA
Open Text USA Holdings, Inc	USA
Open Text GP Inc	USA
Rebop Media, Inc.	USA